Exhibit 10.9

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

OPTION AND LICENSE AGREEMENT

This OPTION AND LICENSE AGREEMENT (“Agreement”) is entered into as of March 10, 2015 (the “Execution Date”), with effectiveness as of February 18, 2014 (the “Effective Date”), by and between REGENXBIO Inc., a limited liability company organized under the laws of the State of Delaware, with offices at 1701 Pennsylvania Avenue, NW, Suite 900, Washington, DC 20006 (“Licensor”), and Dimension Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, with offices at 840 Memorial Drive, 4th Floor, Cambridge, MA 02139 (“Licensee”). Licensor and Licensee are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor has exclusive rights under certain patents pertaining to various recombinant adeno-associated virus vectors;

WHEREAS, Licensor and Licensee are parties to that certain License Agreement, dated October 30, 2013, as amended by the First Amendment to License Agreement, dated June 18, 2014, and the Second Amendment to License Agreement, dated September 29, 2014 and as amended from time to time (collectively, the “2013 License Agreement”), pursuant to which Licensor granted Licensee an exclusive license under certain technology of Licensor related to hemophilia A, hemophilia B, and additional disease indications to be selected as provided therein;

WHEREAS, Licensor, Licensee, and certain other persons are parties to that certain Series A Preferred Stock Purchase Agreement, dated October 30, 2013 (the “Series A SPA”); and

WHEREAS, Licensee, having met the conditions set forth in Section 6.16 of the Series A SPA on the Effective Date, desires to obtain an option for an exclusive license under the Licensed Technology under the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 “Affiliate” means any legal entity directly or indirectly controlling, controlled by, or under common control with another entity. For purposes of this Agreement, “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of a legal entity, or the right to receive more than 50% of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

1.2 “Calendar Quarter” means each three-month period or any portion thereof, beginning on January 1, April 1, July 1, and October 1.

1.3 “Collaboration” means an arrangement between Licensee and a Sublicensee under which research and development activities are performed on a shared basis for the purpose of the parties jointly developing and exploiting Licensed Products in the Field; provided that a Collaboration

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will not include an arrangement whereby Licensee is compensated solely for performing research or development activities.

1.4 “Commercial License” means a license agreement between Licensor and a Third Party pursuant to which Licensor grants a license to the Licensed Technology and which license agreement meets the following: (a) the agreement contains provisions substantially comparable to Section 2.5 with respect to improvements of the Third Party that are substantially similar to “Licensed Back Improvements” as defined in this Agreement; (b) the Third Party grants to Licensor a sublicensable license to such “Licensed Back Improvements” of the Third Party; and (c) Licensor is not required to pay any royalties, milestones, or other fees in connection with the exploitation of such sublicensable license.

1.5 “Commercial Option” has the meaning set forth in Section 2.1.

1.6 “Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, Know- How, methods, techniques, formulae, animate and inanimate materials, data, processes, finances, business operations or affairs, and other proprietary ideas, whether or not patentable or copyrightable, of either Party that are (a) marked or otherwise identified as confidential or proprietary at the time of disclosure in writing; or (b) if disclosed orally, visually, or in another non-written form, identified as confidential at the time of disclosure and summarized in reasonable detail in writing as to its general content within 30 days after original disclosure. The Parties acknowledge that (i) the terms and conditions of this Agreement and (ii) the records and reports referred to in Section 3.7 will be deemed the Confidential Information of both Parties, regardless of whether such information is marked or identified as confidential. In addition, information provided to Licensee pursuant to the provisions of Section 7.1 will be deemed the Confidential Information of Licensor, regardless of whether such information is marked or identified as confidential. Notwithstanding the foregoing, Confidential Information will not include the following, in each case, to the extent evidenced by competent written proof of the Receiving Party:

1.6.1 information that was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

1.6.2 information that was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.6.3 information that became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of this Agreement;

1.6.4 information that is independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or

1.6.5 information that was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

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1.7 “Control” or “Controlled” means the possession by Licensor (whether by ownership or license, other than pursuant to this Agreement) of the ability to grant to Licensee access, a license, or a sublicense (as applicable) to the applicable patent, patent application, Know-How, or other intellectual property on the terms and conditions set forth in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.8 “Disclosing Party” has the meaning set forth in Section 5.1.

1.9 “Domain Antibody” […***…].

1.10 “Existing Licenses” means the GSK Agreement and Penn Agreement.

1.11 “FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.12 “Field” means, if and when a Commercial Option(s) is exercised pursuant to Section 2.1 and the license set forth in Section 2.1.4 is effective for a particular Licensed Indication(s), the treatment of such Licensed Indication(s) in human beings by in vivo gene therapy administration. Each Licensed Indication for the Field will be set forth on Exhibit D (to be amended as of the applicable Grant Date as provided in Section 2.1.3.4).

1.13 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the date of the first arm’s length transaction, transfer, or disposition for value by or on behalf of Licensee, its Sublicensees, or their respective Affiliates to a Third Party of such Licensed Product for end use or consumption of such Licensed Product after regulatory approval of such Licensed Product has been granted, or such marketing and sale is otherwise permitted, by the applicable regulatory authority of such country. First Commercial Sale excludes any sale or other distribution for use in a clinical trial or other development activity, promotional use (including samples), or for compassionate use or on a named patient basis.

1.14 “Grant Date” has the meaning set forth in Section 2.1.4.

1.15 “GSK Agreement” means that certain License Agreement entered into between Licensor and SmithKline Beecham Corporation, effective on March 6, 2009, as amended by that certain Amendment to License Agreement dated April 15, 2009, and as amended from time to time.

1.16 “Know-How” means any and all ideas, information, know-how, data, research results, writings, inventions, discoveries, and other technology (including any proprietary materials), whether or not patentable or copyrightable.

1.17 “Licensed Back Improvements” has the meaning set forth in Section 2.5.2.

1.18 “Licensed Indication” has the meaning set forth in Section 2.1.3.4.

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1.19 “Licensed Know-How” means, on a specific Licensed Indication-by-Licensed Indication basis, any Know-How that, as of the Grant Date for the applicable Licensed Indication, (i) is Controlled by Licensor pursuant to the Existing Licenses or the Penn Sponsored Research Agreement or pursuant to Licensor’s ownership thereof, (ii) is directed to the applicable Licensed Indication, (iii) is not generally available to the public or otherwise part of the public domain, other than through any act or omission of Licensee in breach of this Agreement, and (iv) is reasonably necessary for the use, sale, offer for sale, or import of Licensed Products in the applicable Licensed Indication in the Field, to be generally described in Exhibit B pursuant to Section 2.1.3.4(iv); provided that “Licensed Know-How” will not include any Manufacturing Technology; provided further that “Licensed Know-How” will not include any Know-How disclosed in patents or patent applications.

1.20 “Licensed Patents” means (a) all United States patents and patent applications listed in Exhibit A, as modified pursuant to Section 2.6.1, including patents arising from such patent applications; and (b) any re-examination certificates thereof, and their foreign counterparts and extensions, continuations, divisionals, and re-issue applications; provided that “Licensed Patents” will not include any claim of a patent or patent application covering any Manufacturing Technology.

1.21 “Licensed Product” means (a) any product that is made, made for, used, sold, offered for sale, or imported by Licensee, its Affiliates, and any of its or their Sublicensees, (i) the manufacture, use, sale, offer for sale, or import of which product, in the absence of the license granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import, including products manufactured by a process that would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How; or (b) any service with respect to the administration of any product to patients that (i) in the absence of the licenses granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of sale or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How.

1.22 “Licensed Technology” means, collectively, the Licensed Patents and Licensed Know-How.

1.23 “Licensor Improvements” means any patent or patent application that meets all of the following criteria:

(a)                     is directed to any of: the composition of recombinant adeno-associated virus vectors, methods of use of such vectors, or methods of developing such vectors, but, in each case, only to the extent of such claims;

(b)                     is reasonably necessary for any of: the use, sale, offer for sale, or import of Licensed Products in the Field; and

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(c)                      on a Licensed Indication-by-Licensed Indication basis, prior to the 18-month anniversary of the Grant Date for the applicable Licensed Indication, (i) is developed by Licensor or (ii) becomes Controlled by Licensor pursuant to a Commercial License;

provided that “Licensor Improvements” will not include any Manufacturing Technology.

1.24 “Manufacturing Technology” means any and all patents, patent applications, Know-How, and all intellectual property rights associated therewith, and including all tangible embodiments thereof, that are necessary or useful for the manufacture of adeno- associated viruses, adeno-associated virus vectors, research or commercial reagents related thereto, Licensed Products, or other products, including manufacturing processes, technical information relating to the methods of manufacture, protocols, standard operating procedures, batch records, assays, formulations, quality control data, specifications, scale up, any and all improvements, modifications, and changes thereto, and any and all activities associated with such manufacture. Any and all chemistry, manufacturing, and controls (CMC), drug master files (DMFs), or similar materials provided to regulatory authorities and the information contained therein are deemed Manufacturing Technology.

1.25 “Muscular Dystrophy” […***…].

1.26 “NDA” means a New Drug Application filed with the FDA as described in 21 C.F.R. § 314, a Biological License Application (BLA) pursuant to 21 C.F.R. § 601.2, or any equivalent or any corresponding application for regulatory approval in any country or regulatory jurisdiction other than the United States.

1.27 “Net Sales” means the gross receipts from sales or other disposition of a Licensed Product (including fees for services within the definition of “Licensed Product”) by Licensee and/or its Affiliates and/or any Sublicensees to Third Parties less the following deductions that are directly attributable to a sale, specifically and separately identified on an invoice or other documentation and actually borne by Licensee, its Affiliates, or any Sublicensees: […***…]. In the event consideration other than cash is paid to Licensee, its Affiliates, or any Sublicensees, for purposes of determining Net Sales, the Parties shall use the cash consideration that Licensee, its Affiliates, or any Sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction, as determined jointly by Licensor and Licensee based on transactions of a similar type and standard industry practice, if any.

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1.28 “Penn Agreement” means that certain License Agreement entered into between Licensor and The Trustees of the University of Pennsylvania, effective on February 24, 2009, as amended by that letter agreement dated March 6, 2009, and by that certain Second Amendment to License Agreement effective on September 9, 2014, and as amended from time to time.

1.29 “Penn Sponsored Research Agreement” means (a) that certain Sponsored Research Agreement entered into between Licensor and The Trustees of the University of Pennsylvania, effective on February 24, 2009, as amended by Amendment No. 1, effective February 24, 2010, Amendment No. 2, dated March 31, 2010, Amendment No. 3, dated December 31, 2010, Amendment No. 4, effective December 31, 2011, Amendment No. 5, effective April 1, 2012, Amendment No. 6, effective December 31, 2012, Amendment No. 7, effective January 1, 2014, and Amendment No. 8, effective March 15, 2014; (b) that certain Sponsored Research Agreement entered into between Licensor and The Trustees of the University of Pennsylvania, effective November 1, 2013; and (c) any additional amendments to either (a) or (b) effective prior to the Grant Date for a Licensed Indication.

1.30 “Phase 3 Clinical Trial” means a pivotal clinical trial in humans performed to gain evidence with statistical significance of the efficacy of a product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA and to provide an adequate basis for physician labeling, as described in 21 C.F.R. § 312.21(c) or the corresponding regulation in jurisdictions other than the United States.

1.31 “Program Costs” means all documented costs incurred by Licensor prior to the applicable Grant Date in researching or developing the applicable disease indication, as determined in accordance with Licensor’s normal procedures, as accounted for and consistently applied according to U.S. generally accepted accounting principles. Program Costs will include all out-of-pockets costs, time of scientific, technical, or other personnel (which may be billed on a full-time-equivalent basis at Licensor’s normal full-time- equivalent rate, taking into account the reasonable costs of employment of personnel, including salaries and benefits), and reasonable overhead and indirect costs allocated to such disease indication. Costs paid to a Third Party will equal 100% of the amounts invoiced by the Third Party.

1.32 “Prosecute” means preparation, filing, and prosecuting patent applications and maintaining patents, including any reexaminations, reissues, oppositions, interferences, and any post-grant proceedings including supplemental examination, post-grant review, and inter parties review.

1.33 “Receiving Party” has the meaning set forth in Section 5.1.

1.34 “Retained Rights” has the meaning set forth in Section 2.2.

1.35 “Sublicensee” means any Third Party or Affiliate to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement as permitted by this Agreement.

1.36 “Third Party” means any person or entity other than a Party to this Agreement or Affiliates of a Party to this Agreement.

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1.37 “Valid Claim” means a claim of an issued and unexpired patent (including any patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like) included within the Licensed Patents or a claim of a pending patent application included within the Licensed Patents, which has not lapsed, been abandoned, been held revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction.

ARTICLE 2: OPTION GRANT

2.1 Option Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee four distinct options, exercisable at Licensee’s sole discretion, each to obtain an exclusive, worldwide license (under the terms described in Section 2.1.4 and this Agreement) with respect to a single disease indication (each such option with respect to a particular disease indication, a “Commercial Option”) in accordance with the following provisions:

2.1.1 Election Term. Licensee may exercise each Commercial Option at any time prior to the […***…] of the Effective Date (the “Election Term”); provided that Licensee may extend the Election Term for an additional […***…] at any time prior to the […***…] of the Effective Date by providing written notice to Licensor of such extension and simultaneously paying Licensor a fee of […***…], which notice and payment must be received by Licensor at least […***…] prior to the […***…] of the Effective Date. If Licensee does extend the Election Term by timely providing such notice and payment, the Election Term will automatically be extended until the […***…] of the Effective Date.

2.1.2 Transferability. The Commercial Options shall not be sublicensable or transferable, except in the case of any assignment of this Agreement pursuant to Section 10.2.

2.1.3 Method of Exercise. To exercise the Commercial Option for a particular disease indication:

2.1.3.1 Licensee must provide written notice to Licensor at least […***…] prior to the expiration of the Election Term, which written notice must specify the disease indication(s) with respect to which Licensee desires to exercise a Commercial Option (the “Nomination Notice”).

2.1.3.2 Within […***…] of Licensor’s receipt of such Nomination Notice, Licensor will inform Licensee in writing (the “Availability Notice”) of whether the nominated disease indication is available for licensing based on whether it is the subject of any of the following:

(i) a conflicting license with a Third Party (such license, a “Conflicting License”),

(ii) a license being negotiated with a Third Party, as to which […***…]

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[…***…], a “Conflicting Negotiation”); in which event, the Availability Notice will describe whether the license under negotiation would be exclusive or non-exclusive, the disease indication and territory subject to the Conflicting Negotiation, the applicable adeno-associated virus vector(s) being discussed, and any other exclusions that would apply to Licensee’s exercise of its Commercial Option for the nominated disease indication (collectively, the “Excluded Rights”); or

(iii) an existing Licensor program (i.e., a program that is the subject of on-going advanced preclinical study (e.g., there has been a pre-IND meeting) or is in clinical development or at a later stage of development or commercialization by Licensor or its Affiliates) (such program, a “Conflicting Program”).

2.1.3.3 If Licensor states in the Availability Notice that the nominated disease indication is subject to a Conflicting License or a Conflicting Program, then no Commercial Option will be deemed exercised with respect to such nominated disease indication, in which event Licensee will have the continuing right, until at least […***…] prior to the expiration of the Election Term, to nominate another disease indication with respect to which Licensee desires to exercise such Commercial Option. If Licensor states in the Availability Notice that the nominated disease indication is subject to a Conflicting Negotiation, then such nominated disease indication will be deemed available for licensing, but such license shall be subject to any Excluded Rights that are being negotiated with the Third Party as part of the Conflicting Negotiation, and the Availability Notice sent by Licensor to Licensee will include a statement of Program Costs, if any, associated with the nominated disease indication. If the nominated disease indication is not subject to a Conflicting License, Conflicting Program, or Conflicting Negotiation, Licensor will so state in the Availability Notice, and such nominated disease indication will be deemed available for licensing, and the Availability Notice sent by Licensor to Licensee will include a statement of (i) Program Costs, if any, associated with the nominated disease indication as of the date of such Availability Notice, plus Licensor’s reasonable, good faith estimate for the anticipated Program Costs for the […***…] period following the date of such Availability Notice, and (ii) to Licensor’s knowledge, a general description of any Know-How Controlled by Licensor that is applicable to the nominated disease indication and proposed to be included in Exhibit B as Licensed Know-How; provided that Licensor will not be required to disclose any such Licensed Know-How prior to the Grant Date.

2.1.3.4 If the nominated disease indication set forth in the Nomination Notice is available (in whole or, in the case of a Conflicting Negotiation, subject to the Excluded Rights), Licensee will have […***…] from receipt of the Availability Notice to notify Licensor whether it wishes to include in the license any Licensed Know-How identified by Licensor pursuant to 2.1.3.3 and to pay Licensor, by wire transfer, (a) the commercial option fee set forth in Section 3.1 and (b) if applicable, an amount equal to […***…] the Program Costs for such nominated disease indication; provided that Licensee will not be required to pay, on a Commercial Option-by-Commercial Option basis, more than […***…] in the aggregate under this clause (b). If Licensee fails to deliver such payment

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within such […***…] period, the nominated disease indication will be deemed rejected by Licensee, and no Commercial Option will be deemed exercised with respect to such indication, in which event Licensee will have the continuing right, at least until […***…] prior to the expiration of the Election Term, to nominate another disease indication with respect to which Licensee desires to exercise a Commercial Option. If Licensee makes such payment within such […***…] period, (i) the license grant in Section 2.1.4 will become effective (subject to any Excluded Rights, if applicable), (ii) Exhibit D will be amended to set forth the applicable disease indication with respect to which the license in Section 2.1.4 has been granted (a “Licensed Indication”) and, if applicable, any Excluded Rights, (iii) the additional representation and warranty by Licensor as set forth in Exhibit F shall become effective as of the Grant Date for the applicable Licensed Indication (unless Licensor has otherwise disclosed to Licensee in the Availability Notice any exceptions to such representation and warranty), (iv) the Parties shall promptly amend Exhibit A to include, subject to Section 2.6, any then-existing Licensor Improvements applicable to such Licensed Indication and, if Licensee has notified Licensor that it wishes to include Licensed Know-How in the license, the Parties shall promptly amend Exhibit B to include a general description of such Licensed Know-How, and (v) Licensee will have exhausted one of its four Commercial Options.

2.1.3.5 For purposes of nominating a disease indication for the exercise of a Commercial Option, the indication must be a specific type of condition and not a general disease class, for instance “mucopolysaccharidosis (MPS) VI” and not “mucopolysaccharidosis (MPS)” and “hemophilia A” not “hemophilia.” If Licensor determines that a disease indication nominated by Licensee pursuant to this Section 2.1.3 is not sufficiently specific, prior to providing the Availability Notice and within […***…] of Licensor’s receipt of the Nomination Notice, Licensor will notify Licensee, and the Parties will negotiate in good faith as to the proposed scope and definition of the nominated disease indication.

2.1.3.6 Licensee will be entitled to continue to nominate […***…] […***…] of specific disease indications at least […***…] prior to the expiration of the Election Term, until Licensee has exercised its four Commercial Options.

2.1.3.7 Nothing in this Agreement will prevent Licensor from granting licenses to any Third Parties for any disease indications or from initiating Licensor’s own programs for any disease indications, in either case, other than the specific Licensed Indications with respect to which Licensee has exercised a Commercial Option.

2.1.3.8 Notwithstanding anything herein to the contrary, nothing in this Agreement will prevent Licensor from (a) granting non-exclusive research licenses to Third Parties in any field; or (b) maintaining Licensor’s commercial reagent and services business.

2.1.3.9 Provided that Licensee has not already exercised all four of its Commercial Options, if a nominated disease indication that was subject to a Conflicting License or Conflicting Program becomes available for licensing prior to the expiration of the Election Term, Licensor will promptly notify Licensee, in which event Licensee may

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submit a new Nomination Notice for such disease indication at least […***…] prior to the expiration of the Election Term.

2.1.4 License Grant Upon Exercise. If Licensee exercises one of its Commercial Options for a particular disease indication (after confirmation that the nominated disease indication is available as described in Section 2.1.3), effective only upon Licensor’s receipt of the amounts set forth in, within the period set forth in, Section 2.1.3.4 (the date on which the payments are received in full shall be deemed to be the “Grant Date” for such disease indication), subject to the terms and conditions of this Agreement, including the Retained Rights and including any Excluded Rights, Licensor will be deemed to have granted to Licensee an exclusive, sublicensable (as provided in Section 2.4 only), non-transferable (except as provided in Section 10.2), royalty-bearing, worldwide license, under the Licensed Technology to make, have made, use, import, sell, and offer for sale Licensed Products solely in the Field for the Licensed Indication, including, for the avoidance of doubt, the right to conduct research and development, including conducting pre-clinical and clinical trials.

2.1.5 Disease Indications. For the avoidance of doubt, the foregoing license granted pursuant to Section 2.1.4 will be deemed granted on the Grant Date on a Commercial Option-by-Commercial Option and Licensed Indication-by-Licensed Indication basis, solely with respect to the Field associated with the Licensed Indication for which the specific Commercial Option was exercised under this Section 2.1. The Parties acknowledge that there may be different Grant Dates for each Licensed Indication, depending on when and if Licensee exercises a Commercial Option for a Licensed Indication.

2.1.6 Expiration of Commercial Options. If Licensee fails to exercise all four Commercial Options pursuant to this Section 2.1 by the expiration of the Election Period, any unexercised Commercial Options will terminate and be of no further force or effect upon the expiration of the Election Term.

2.2 Retained Rights. Except for the rights and licenses specified in Section 2.1.4 (if and when effective), no license or other rights are granted to Licensee under any intellectual property of Licensor, whether by implication, estoppel, or otherwise, whether any such intellectual property dominates or is dominated by the Licensed Technology. Notwithstanding anything to the contrary in this Agreement, Licensor may use and permit others to use the Licensed Technology for any research, development, commercial, or other purposes, outside of the Field. Without limiting the foregoing, and notwithstanding anything in this Agreement to the contrary, Licensee acknowledges and agrees to the following rights retained by Licensor and its direct and indirect licensors (individually and collectively, the “Retained Rights”), whether inside or outside the Field:

2.2.1 The rights and licenses granted in Section 2.1.4 (if and when effective) shall not include any right (and Licensor and its direct and indirect licensors retain the exclusive (even as to Licensee), fully sublicensable right) under the Licensed Technology to make, have made, use, sell, offer to sell, and import Domain Antibodies that are expressed by an adeno-associated vector.

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2.2.2 Licensor and its direct and indirect licensors retain the following rights with respect to the Licensed Technology:

(a)                     A non-exclusive, sublicensable right under the Licensed Technology to make, have made, use, sell, offer to sell, and import products that deliver RNA interference and antisense drugs using an adeno-associated vector; and

(b)                     A non-exclusive right for Licensor’s direct and indirect licensors (which right is sublicensable by such licensors) to use the Licensed Technology for non-commercial research purposes and to use the Licensed Technology for such licensors’ discovery research efforts with non-profit organizations and collaborators.

2.2.3 The rights and licenses granted in Section 2.1.4 (if and when effective) shall not include any right (and Licensor retains the exclusive (even as to Licensee), fully sublicensable right) under (a) the Licensed Technology that cover the rAAV serotype 8, to make, have made, use, sell, offer for sale, and import products for the treatment of all forms of hemophilia B; or (b) the Licensed Technology that cover the rAAV serotype 9, to make, have made, use, sell, offer for sale, and import products for the treatment of (i) all forms of Muscular Dystrophy; (ii) congestive heart failure suffered by Muscular Dystrophy patients; and (iii) any and all cardiovascular diseases by delivery of any or all of genes encoding I-lc and Serca2a and creatine kinase.

2.2.4 Licensor and its direct and indirect licensors retain the following rights with respect to the Licensed Technology: a non-exclusive, sublicensable right to make, have made, use, sell, offer for sale, and import all of the various serotypes of any adeno-associated vector that is the subject of at least one claim in the Licensed Patents solely for non-commercial research in the areas of Muscular Dystrophy, hemophilia B, congestive heart failure suffered by Muscular Dystrophy patients, and other cardiovascular disease.

2.2.5 Licensor retains the following rights with respect to the Licensed Technology: to the extent Licensed Technology pertains to recombinant adeno-associated virus serotype 8, an exclusive, sublicensable right to make, have made, use, sell, offer for sale, and import products for the treatment of hemophilia A.

2.2.6 The rights and licenses granted in Section 2.1.4 (if and when effective) shall not include any right (and Licensor retains the exclusive (even as to Licensee), fully sublicensable right) under the Licensed Technology:

(a)                     to conduct commercial reagent and services businesses, which includes the right to make, have made, use, sell, offer to sell, and import research reagents, including any viral vector construct; provided that, for clarity, such rights retained by Licensor shall not include the right to conduct clinical trials in humans in the Field; or

(b)                     to use the Licensed Technology to provide services to any Third Parties; provided that, for clarity, Licensee’s license under Section 2.1.4 (if and when effective) does include the right to administer Licensed Products to

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patients. For clarity, activities conducted by Licensee for a Sublicensee as part of a Collaboration are not intended to be deemed services under this Section 2.2.6(b).

2.2.7 Licensor retains the fully sublicensable right under the Licensed Technology to grant non-exclusive research and development licenses to Affiliates and Third Parties; provided that such development rights granted by Licensor shall not include the right to conduct clinical trials in humans in the Field or any rights to sell products in the Field.

2.2.8 The Trustees of the University of Pennsylvania may use and permit other non-profit organizations or other non- commercial entities to use the Licensed Technology solely for educational, research, and other non-commercial purposes.

2.2.9 The Parties acknowledge that the Retained Rights included in Sections 2.2.3 and 2.2.4 are excluded from this Agreement because they were retained by the licensor under the GSK Agreement and that the Retained Rights included in Section 2.2.5 are excluded from this Agreement because of rights granted by Licensor to other licensees or Third Parties. If Licensor is granted the rights described in Section 2.2.3 or 2.2.4 or regains the rights described in Section 2.2.5, Licensor will notify Licensee of such event, together with a description of the rights granted or regained, in which case, the applicable Retained Rights granted or regained will no longer be considered Retained Rights, and the license granted to Licensee under Section 2.1.4 (if and when effective) will no longer be subject to such granted or regained rights.

2.3 Government Rights. Licensee acknowledges that the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant, or similar agreement with a federal agency. The license grant hereunder is expressly subject to all applicable United States government rights, including any applicable requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States absent, with respect to such manufacturing requirement, a waiver of such requirement obtained by Licensee from the applicable governmental agency.

2.4 Sublicensing.

2.4.1 Upon the effectiveness of each Grant Date and the rights granted pursuant to Section 2.1.4, Licensee’s rights to sublicense will be limited to the specific Licensed Indication covered by such license. The license granted pursuant to Section 2.1.4 (if and when effective) is sublicensable by Licensee to any Affiliates or Third Parties; provided that any such sublicense must comply with the provisions of this Section 2.4 (including Section 2.4.2).

2.4.2 The right to sublicense granted to Licensee under this Agreement is subject to the following conditions:

(a)                     Licensee may grant sublicenses […***…] only pursuant to a written sublicense agreement with the Sublicensee.  Licensor must receive written notice as soon as practicable following execution of any such sublicenses.

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(b)                     In each sublicense agreement, the Sublicensee must be required to comply with the terms and conditions of this Agreement to the same extent as Licensee has agreed and must acknowledge that Licensor is an express third party beneficiary of such terms and conditions under such sublicense agreement; provided that nothing shall prevent Licensee from granting sublicenses of more limited scope than Licensee’s rights, e.g. in a more limited territory, field of use, or term.

(c)                      The official language of any sublicense agreement shall be English.

(d)                     Within […***…] after entering into a sublicense, Licensor must receive a copy of the sublicense written in the English language for Licensor’s records and to share with Licensor’s licensors under the Existing Licenses. The copy of the sublicense may be redacted to exclude confidential information of the applicable Sublicensee, but such copy shall not be redacted to the extent that it impairs Licensor’s (or any of its licensors’) ability to ensure compliance with this Agreement; provided that, if any of Licensor’s licensors require a complete, unredacted copy of the sublicense, Licensee shall provide such complete, unredacted copy.

(e)                      Licensee’s execution of a sublicense agreement will not relieve Licensee of any of its obligations under this Agreement. Licensee is and shall remain […***…] to Licensor for all of Licensee’s duties and obligations contained in this Agreement and for any act or omission of an Affiliate or Sublicensee that would be a breach of this Agreement if performed or omitted by Licensee, and Licensee will be deemed to be in breach of this Agreement as a result of such act or omission.

2.4.3 Any sublicense agreement granted by Licensee hereunder to a Third Party shall survive termination of this Agreement in accordance with and subject to the terms of Section 6.6.2.

2.5 Licensee’s Improvements.

2.5.1 Licensee hereby grants to Licensor a non-exclusive, worldwide, royalty-free, transferable, sublicensable, irrevocable, perpetual license, effective only as of the first Grant Date:

(a)                     to use any Licensed Back Improvements (and any intellectual property rights with respect thereto) consummate in scope to the Retained Rights; and

(b)                     to practice the Licensed Back Improvements (and any intellectual property rights with respect thereto) in connection with any recombinant adeno-associated virus vectors, including the right to research, develop, make, have made, use, offer for sale, and sell products and services; provided that, during the term of this Agreement, Licensor shall have no right under the license in this Section 2.5.1(b) to practice the Licensed Back

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Improvements in the Field with respect to the applicable Licensed Indication.

2.5.2 For purposes of this Agreement, “Licensed Back Improvements” means any patentable modifications or improvements developed by Licensee, any Affiliates, or any Sublicensees, after the first Grant Date and during the term of this Agreement, to any vector that is the subject of a claim within the Licensed Patents.

2.5.3 Licensee agrees to provide prompt notice to Licensor upon the filing of any patent application covering any Licensed Back Improvement, together with a reasonably detailed description of or access to such Licensed Back Improvement to permit the practice of any such invention or improvement.

2.6 Licensor Improvements.

2.6.1 Licensor agrees to provide notice within […***…] to Licensee upon the filing of any patent application covering any Licensor Improvement, together with a reasonably detailed description of or access to such Licensor Improvement to permit the practice of any such improvement. Upon the filing of any patent application covering any Licensor Improvement, Exhibit A attached hereto will be modified to add such patent application, but such patent application covering the Licensor Improvement will only be deemed a Licensed Patent with respect to Licensed Products for use in the Field for the applicable Licensed Indication to which such Licensor Improvements relates.

2.6.2 If Licensor files any patent or patent application that would constitute a Licensor Improvement but for the temporal limitation in Section 1.23(c), Licensor will within […***…] so inform Licensee, and, upon Licensee’s written request, Licensor will, on a non-exclusive basis, discuss in good faith licensing such patent or patent application to Licensee for use in connection with the Licensed Products in the Field.

2.6.3 To the extent that the scope of Licensor’s rights to any Licensor Improvements Controlled by Licensor pursuant to a Commercial License, as described in Section 1.23(c)(ii), are less than or more restrictive than the license rights granted to Licensee pursuant to Section 2.1.4 (if and when effective), then Licensee’s rights with respect to such Licensor Improvements will be limited to the lesser or more restrictive rights Licensor can sublicense pursuant to the terms of the Commercial License. Examples of more restrictive provisions include Licensor’s rights being limited to the following: (a) non-exclusive rights, (b) use in connection with only specific recombinant adeno-associate virus vectors, (c) use only in specific territories or specific fields, and (d) use only for research but not commercial purposes.

2.7 Transfer of Licensed Know-How.

2.7.1 During the […***…] period following the Grant Date for a particular Licensed Indication, at Licensee’s sole expense, to the extent not previously disclosed to Licensee, (a) Licensor will deliver to Licensee copies of Licensed Know-How generally described in Exhibit B in the form that such Licensed Know-How then exists; (b) Licensor will use commercially reasonable efforts to deliver, in the form that such Licensed Know-How then exists, such additional Licensed Know-How not listed on Exhibit B that relates to such Licensed Indication

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that is reasonably requested in writing by Licensee; and (c) Licensor will otherwise disclose, through not more than two meetings with Licensee personnel, other Licensed Know-How with respect to such Licensed Indication, which meetings will be at such times and in such places as are agreed to by the Parties.

2.7.2 Notwithstanding the foregoing, with respect to any Licensed Know-How not in Licensor’s possession, Licensor’s obligation will be limited to using reasonable efforts to cause such copies to be delivered to Licensee. Licensee acknowledges and agrees that all Licensed Know-How disclosed pursuant to this Section 2.7 will be deemed “Confidential Information” of Licensor, regardless of whether such information is marked or identified as confidential and without an obligation to summarize oral information.

2.8 Covenants Related to Existing Licenses. During the term of this Agreement, without the prior written consent of Licensee, which consent shall not be unreasonably withheld, Licensor agrees not to exercise its right to terminate and will not amend either of the Existing Licenses if such termination or amendment would materially, adversely alter the rights of Licensee under this Agreement. During the term of this Agreement, if Licensor receives a notice of termination under Section 6.3 of the Penn License, Licensor will so notify Licensee no later than […***…] before expiration of the applicable cure period and provide the particulars of the alleged breach.

ARTICLE 3: CONSIDERATION

3.1 Commercial Option Fee. Licensee shall pay Licensor a fee of $1,000,000 upon exercise of each Commercial Option, in accordance with clause (a) of Section 2.1.3.4.

3.2 Annual Maintenance Fee. In consideration of the rights and licenses granted to Licensee under Section 2.1 with respect to the exercise of a given Commercial Option, Licensee shall pay Licensor on-going annual maintenance fees of […***…] for the Licensed Indication associated with such Commercial Option, which annual maintenance fee will be paid on the next-occurring anniversary of the Effective Date following the Grant Date for such Licensed Indication. For clarity, Licensee shall owe an annual maintenance fee for each Licensed Indication with respect to which a license was granted under Section 2.1 upon exercise of each Commercial Option.

3.3 Milestone Fees. In consideration of the rights and licenses granted to Licensee under Section 2.1 with respect to the exercise of a given Commercial Option, Licensee shall pay Licensor the following one-time milestone payments, on a per Licensed Indication basis, for the first Licensed Product for each Licensed Indication in the Field to achieve such milestone event:

Milestone	Milestone Payment

1. First treatment of human subject in a clinical trial (i.e., first patient, first dose)	[…***…]
2. First treatment in Phase 3 Clinical Trial (i.e., first patient, first dose)	[…***…]
3. NDA submission in any country	[…***…]
4. NDA approval in the United States	[…***…]

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Milestone	Milestone Payment

5. NDA approval in the European Union	[…***…]
6. DA approval in any country other than the United States or the European Union	[…***…]
Total:	$9,000,000

For clarity, the milestone payments set forth in this Section 3.3 are payable […***…] with respect to the first Licensed Product in a Licensed Indication in the Field that achieves the milestone event, […***…]. To the extent that either of the two development milestones in this Section 3.3 (i.e., first treatment of human subject in a clinical trial or first treatment in Phase 3 Clinical Trial) has not been paid at the time of achievement of the NDA submission milestone, then, upon the achievement of such NDA submission milestone, the preceding unpaid development milestone payments shall be made in addition to the payment of the NDA submission milestone. For clarity, the total amount payable under this Section 3.3 with respect to any Licensed Indication for which a license was granted under Section 2.1 is $9,000,000, and the total amount payable to Licensor if all four Commercial Options are exercised is $36,000,000.

For clarity, if a Licensed Product for a Licensed Indication ceases to be a Licensed Product as defined in Section 1.21, and thereafter one or more of the above milestone events occurs with respect to such product (or service, as applicable), then no associated milestone payments shall be due as such product (or service, as applicable) is no longer deemed a Licensed Product at the time of such milestone achievement.

3.4 Royalties. In consideration of the rights and licenses granted to Licensee under Section 2.1 with respect to the exercise of a given Commercial Option, Licensee shall pay to Licensor the following royalties based upon Net Sales of Licensed Products, on a Licensed Indication-by-Licensed Indication basis, subject to the reductions in royalty rates set forth in Section 3.4.1:

Cumulative Annual Net Sales of all Licensed Products Worldwide for the Licensed Indication	Royalty Percentage

Portion of Net Sales less than […***…]	[…***…]
Portion of Net Sales between (and including) […***…] through (and including) […***…]	[…***…]

Portion of Net Sales greater than […***…]	[…***…]

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3.4.1 Adjustment of Royalties For Licenses. On a Licensed Product-by-Licensed Product, country-by-country basis, upon the date on which the manufacture, use, sale, offer for sale, or import of a Licensed Product does not infringe or is not covered by a Valid Claim in such country, then the […***…].

3.4.2 Royalty Payment Period. Licensee’s obligation hereunder for payment of a royalty under this Section 3.4 on the Net Sales of Licensed Products in a given country will end on a country-by-country basis, as follows:

(a)                     with respect to any Licensed Product under Section 1.21(a)(i) or 1.21(b)(i) only (which Licensed Product is not also a Licensed Product under Section 1.21(a)(ii) or 1.21(b)(ii)), such royalty obligations for any such Licensed Product will end at such time as […***…]; and

(b)                     with respect to any Licensed Product under Section 1.21(a)(ii) or 1.21(b)(ii) (whether it is only a Licensed Product under such sections or also a Licensed Product under Section 1.21(a)(i) or 1.21(b)(i)), such royalty obligations for any such Licensed Product will end on […***…].

3.5 Sublicense Fees.

3.5.1 In consideration of the rights and licenses granted to Licensee under Section 2.1 with respect to the exercise of a given Commercial Option, and subject to the remainder of this Section 3.5, Licensee will pay Licensor a percentage of any sublicense fees (including upfront payments and milestone payments and including any equity consideration received by Licensee or its Affiliates) received by Licensee or its Affiliates for the Licensed Technology from any Third Party Sublicensee or from any Third Party granted any option to obtain such a sublicense. The applicable percentage due to Licensor for each sublicense (or option), on a Licensed Indication-by-Licensed Indication basis, under each exclusive license granted under Section 2.1 upon exercise of a Commercial Option shall be as follows:

Event	Sublicense Fee Rate

If sublicensed (or optioned) on or before the […***…] anniversary of the Grant Date for the applicable Licensed Indication	[…***…]

If sublicensed (or optioned) on or before the […***…] anniversary of the Grant Date for the applicable Licensed Indication, but after the […***…] anniversary of such Grant Date	[…***…]

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Event	Sublicense Fee Rate

If sublicensed (or optioned) on or before the […***…] anniversary of the Grant Date for the applicable Licensed Indication, but after the […***…] anniversary of such Grant Date	[…***…]

If sublicensed (or optioned) on or before the […***…] anniversary of the Grant Date for the applicable Licensed Indication, but after the […***…] anniversary of such Grant Date	[…***…]

If sublicensed (or optioned) on or before the […***…] anniversary of the Grant Date for the applicable Licensed Indication, but after the […***…] anniversary of such Grant Date	[…***…]

If sublicensed (or optioned) after the […***…] anniversary of the Grant Date for the applicable Licensed Indication	[…***…]

For the avoidance of doubt, with respect to a transaction with a Third Party involving the grant of an option to obtain a sublicense, if the sublicense is later granted as a result of the exercise of such option, the sublicense fees applicable to such sublicense will be determined by reference to the date the original option was granted, not the date the actual sublicense was granted.

3.5.2 With respect to the obligations under this Section 3.5, Licensee shall not be required to submit any amounts received from a Third Party for the following:

(a)                     Reimbursement for research, development, and/or manufacturing activities performed by Licensee or its Affiliates corresponding directly to the development of Licensed Products pursuant to a specific agreement;

(b)                     Consideration received for the purchase of an equity interest in Licensee or its Affiliates at fair market value or in the form of loans at commercially reasonable rates of interest; and

(c)                      Any and all amounts paid to Licensee or its Affiliates by a Third Party Sublicensee as royalties on sales of Licensed Product sold by such Sublicensee under a sublicense agreement.

3.5.3 To the extent Licensee or its Affiliates receives payment from a Third Party relating to one or more of the milestone events set forth in the table in Section 3.3, then the amount of the payment made to Licensor under such Section 3.3 with respect to such milestone event shall not be deemed sublicense fees under this Section 3.5; instead, the amounts due under this Section 3.5 shall be calculated by applying the applicable sublicense fee rate set forth in Section 3.5.1 above to the sublicense fees received by Licensee or its Affiliates from such Third Party after deducting the amount of the payment under Section 3.3.

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3.5.4 If Licensee or its Affiliates receive sublicense fees from Third Party Sublicensees or from any Third Party granted any option to obtain a sublicense under this Agreement in the form of non-cash consideration, then, at Licensor’s option, Licensee shall pay Licensor payments as required by this Section 3.5 […***…].

3.5.5 If Licensee or its Affiliate enters into any sublicense that is not an arm’s length transaction, fees due under this Section 3.5 will be calculated based on the fair market value of such transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business, as determined […***…] based on transactions of a similar type and standard industry practice, if any.

3.6 Third Party Obligations. In consideration of the rights and licenses granted to Licensee under this Agreement, Licensee agrees to the following:

3.6.1 Assumption of Obligations. Licensee acknowledges that certain Licensed Technology is licensed to Licensor pursuant to the Existing Licenses and will be sublicensed to Licensee hereunder. In addition to the obligations set forth herein, Licensee expressly agrees to be bound by and comply with all applicable provisions of the Existing Licenses to the extent such provisions apply to Licensee’s or any of its Affiliates’ or any Sublicensees’ exploitation of Licensed Technology under this Agreement. To the extent that (a) any Licensed Technology is Controlled by Licensor pursuant to the Existing Licenses and sublicensed to Licensee under this Agreement and (b) the scope of rights granted under such Existing Licenses are less than the rights granted hereunder (such as Licensor’s rights under the Existing Licenses being limited to non-exclusive rights), Licensee acknowledges that Licensee’s rights and licenses hereunder with respect to such Licensed Technology are limited to such lesser scope.

3.6.2 Third Party Reports and Obligations. Licensee agrees to submit and to require its Affiliates and Sublicensees to submit to Licensor (or as otherwise directed by Licensor) all reports, including development and diligence reports, that Licensor is required to submit pursuant to the Existing Licenses, in each case, to the extent such reports are triggered by or otherwise result from Licensee’s and its Affiliates’ and any Sublicensees’ exploitation of Licensed Technology under this Agreement. Unless otherwise agreed, with respect to any reporting obligations under the Existing Licenses, Licensee (or its Affiliates or any Sublicensees) will provide the required reports to Licensor in sufficient time for Licensor to provide them to the applicable licensor within the time periods required by the applicable Existing License; provided that such reports will be provided to Licensor by not less than […***…] prior to the date on which such reports must be delivered by Licensor to its licensors under the applicable Existing License. All financial reports required to be delivered will be certified by the chief financial officer of Licensee.

3.7 Reports and Records.

3.7.1 Licensee must deliver to Licensor within […***…] after the end of each Calendar Quarter after the First Commercial Sale of a Licensed Product a report setting forth the calculation of the royalties due to Licensor for such Calendar Quarter, including:

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(a)                                 Number of Licensed Products included within Net Sales, listed by country;

(b)                                 Gross consideration for Net Sales of Licensed Product, including all amounts invoiced, billed, or received;

(c)                                  Qualifying costs to be excluded from the gross consideration, as described in Section 1.27, listed by category of cost;

(d)                                 Net Sales of Licensed Products listed by country;

(e)                                  An accounting of any royalty reductions applied pursuant to Section 3.4.1;

(f)                                   Royalties owed to Licensor; and

(g)                                  The computations for any applicable currency conversions.

3.7.2 Licensee shall pay the royalties due under Section 3.4 within […***…] following the last day of the Calendar Quarter in which the royalties accrue. Licensee shall send the royalty payments along with the report described in Section 3.7.1.

3.7.3 Within […***…] after the occurrence of a milestone event described in Section 3.3, Licensee must deliver to Licensor a report describing the milestone event that occurred, together with a payment of the applicable amount due to Licensor pursuant to Section 3.3. In addition, within […***…] after the receipt of sublicense fees from any Third Party as described in Section 3.5, Licensee must deliver to Licensor a report describing the fees received, together with a payment of the applicable amount due to Licensor pursuant to Section 3.5.

3.7.4 All financial reports under this Section 3.7 will be certified by the chief financial officer of Licensee.

3.7.5 Licensee shall maintain and require its Affiliates and all Sublicensees to maintain, complete and accurate books and records that enable the royalties, fees, and payments payable under this Agreement (directly or through the Existing Licenses) to be verified. The records must be maintained for […***…] after the submission of each report under Article 3. Upon reasonable prior written notice to Licensee, Licensee and its Affiliates and all Sublicensees will provide Licensor (and its accountants) with access to all of the relevant books, records, and related background information required to conduct a review or audit of the royalties, fees, and payments payable to Licensor under this Agreement to be verified. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate the auditing party’s review or, audit without unreasonable disruption to Licensee’s business; and (c) no more than once each calendar year during the term of this Agreement and for a period of […***…] thereafter. Licensee will promptly pay to Licensor the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Licensee has underpaid any payment by […***…] or more, then Licensee will also promptly pay the costs and expenses of Licensor and accountants in connection with the review or audit. Without limiting the foregoing, Licensee acknowledges that its books and records will also be subject to the separate audit right of Licensor’s licensors in accordance with the terms of the Existing Licenses.

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3.8 Currency, Interest.

3.8.1 All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Licensor under this Agreement must be made in United States dollars.

3.8.2 If Licensee receives payment in a currency other than United States dollars for which a royalty or fee or other payment is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal, N.Y. edition, as of the last business day of the Calendar Quarter in which the payment was received by Licensee; and (b) the conversion computation will be documented by Licensee in the applicable report delivered to Licensor under Section 3.7.

3.8.3 All amounts that are not paid by Licensee when due will accrue interest from the date due until paid at a rate equal to 1.5% per month (or the maximum allowed by law, if less).

3.9 Taxes and Withholding.

3.9.1 All payments hereunder will be made free and clear of, and without deduction or deferment in respect of, and Licensee shall pay and be responsible for, and shall hold Licensor harmless from and against, any taxes, duties, levies, fees, or charges, including sales, use, transfer, excise, import, and value added taxes (including any interest, penalties, or additional amounts imposed with respect thereto) but excluding withholding taxes to the extent provided in Section 3.9.2. At the request of Licensee, Licensor will give Licensee such reasonable assistance, which will include the provision of documentation as may be required by the relevant tax authority, to enable Licensee to pay and report and, as applicable, claim exemption from or reduction of, such tax, duty, levy, fee, or charge.

3.9.2 If any payment made by Licensee hereunder becomes subject to withholding taxes with respect to Licensor’s gross or net income under the laws of any jurisdiction, Licensee will deduct and withhold the amount of such taxes for the account of Licensor to the extent required by law and will pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor appropriate proof of payment of such withholding taxes. At the request of Licensor, Licensee will give Licensor such reasonable assistance, which will include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Licensor to claim exemption from or reduction of, or otherwise obtain repayment of, such withholding taxes, and will upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of withholding tax.

ARTICLE 4: DILIGENCE

4.1 Diligence Obligations. Following the exercise of a Commercial Option, Licensee will use commercially reasonable efforts to develop, commercialize, market, promote, and sell Licensed Products for each of the Licensed Indications within the Field. Commercially reasonable efforts means efforts equivalent to those utilized by […***…]

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[…***…].

4.2 Specific Milestones. Without limiting Section 4.1, Licensee will meet the following milestones for each Licensed Indication with respect to which a Commercial Option is exercised:

Event	Date
Filing of an investigational new drug application with the FDA for the proposed initial clinical trial of a Licensed Product targeting the Licensed Indication	[…***…] from the Grant Date for the Licensed Indication

Licensee will provide Licensor written notice within […***…] of the accomplishment of the foregoing milestone. If Licensee fails to meet the milestone for a particular Licensed Indication within the Field, the date of the milestone may, at Licensee’s option, be extended for a period of […***…] from the original deadline date upon a payment to Licensor of […***…] within […***…] of the original deadline date; provided that Licensee will be entitled only to […***…] for each Licensed Indication within the Field, and […***…] extension will require a separate payment of […***…].

[…***…].

4.3 Development Plans

4.3.1 For each Licensed Indication and corresponding Licensed Product in the Field, Licensee will prepare and deliver to Licensor a development plan and budget (each a “Development Plan”). The initial Development Plans for each Licensed Indication will be delivered within […***…] after the Grant Date for such Licensed Indication.

4.3.2 Each Development Plan will cover the next two years, and will include future development activities to be undertaken by Licensee, its Affiliates, or any Sublicensees during the next reporting period under Section 4.4 relating directly to the Licensed Product, Licensee’s strategy to bring the Licensed Product to commercialization, and projected timeline for completing the necessary tasks to accomplish the goals of the strategy.

4.3.3 Following receipt by Licensor of each Development Plan, Licensor will promptly notify Licensee of any comments or requested revisions, and the Parties will thereupon negotiate any appropriate revisions in good faith.

4.4 Reporting. Within […***…] after the first Grant Date and within […***…] of each December 1 thereafter, Licensee shall provide Licensor with written progress reports, setting forth in such detail as Licensor may reasonably request, the progress of the development, evaluation, testing,

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and commercialization of each Licensed Product for each Licensed Indication pursuant to each Development Plan. Licensee will also notify Licensor within […***…] of the First Commercial Sale by Licensee, its Affiliates, or any Sublicensees of each Licensed Product. Such a report (“Development Progress Report”), setting forth the current stage of development of Licensed Products, shall include:

4.4.1 Date of Development Progress Report and time covered by such report;

4.4.2 Major activities and accomplishments completed by Licensee, its Affiliates, and any Sublicensees relating directly to the Licensed Product since the last Development Progress Report;

4.4.3 Significant research and development projects relating directly to the Licensed Product currently being performed by Licensee, its Affiliates, and any Sublicensees and projected dates of completion;

4.4.4 Updates to each Development Plan, including coverage of the next two years;

4.4.5 Projected total development remaining before product launch of each Licensed Product; and

4.4.6 Summary of significant development efforts using the Licensed Technology being performed by Third Parties, including the nature of the relationship between Licensee and such Third Parties.

4.5 Confidential Information. The Parties agree that Development Progress Reports shall be deemed Licensee’s Confidential Information; provided that Licensor may share a copy of such reports with its licensors under the Existing Licenses.

4.6 Improvements. Simultaneously with the Development Progress Report, Licensee shall deliver a detailed description of any Licensed Back Improvements, if not previously provided pursuant to Section 2.5.3.

ARTICLE 5: CONFIDENTIALITY

5.1 Treatment of Confidential Information. Each Party, as a receiving party (a “Receiving Party”), agrees that it will (a) treat Confidential Information of the other Party (the “Disclosing Party”) as strictly confidential; (b) not disclose such Confidential Information to Third Parties without the prior written consent of the Disclosing Party, except as may be permitted in this Agreement; provided that any disclosure permitted hereunder be under confidentiality agreements with provisions at least as stringent as those contained in this Agreement; and (c) not use such Confidential Information for purposes other than those authorized expressly in this Agreement. The Receiving Party agrees to ensure that its employees who have access to Confidential Information of the other Party are obligated in writing to abide by confidentiality obligations at least as stringent as those contained under this Agreement.

5.2 Public Announcements. The Parties agree they will release a joint press release in the form attached hereto as Exhibit E. Except as provided in Section 5.3, any other press releases by either

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Party with respect to the other Party or any other public disclosures concerning the existence of or terms of this Agreement shall be subject to review and approval by the other Party. Once the joint press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.3 Authorized Disclosure. Notwithstanding the provisions of Section 5.1 or 5.2, either Party may disclose Confidential Information or make such a disclosure of the existence of and/or terms of this Agreement to any […***…]; provided that, in each case, such recipient of Confidential Information is obligated to keep such information confidential on terms no less stringent than those set forth in this Agreement. Furthermore, Licensee agrees that Licensor may share a copy of this Agreement, reports and notices provided by Licensee to Licensor pursuant to the terms of this Agreement, and copies of sublicense agreements provided to Licensor hereunder with any of Licensor’s direct and indirect licensors of the Licensed Technology. In the event that the Receiving Party receives service of legal process that purports to compel disclosure of the Disclosing Party’s Confidential Information or becomes obligated by law to disclose the Confidential Information of the Disclosing Party or the existence of or terms of this Agreement to any governmental authority, the Receiving Party shall promptly notify the Disclosing Party, so that the Disclosing Party may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement and/or waive compliance by the Receiving Party with the provisions of this Agreement. The Receiving Party will provide the Disclosing Party with reasonable assistance in obtaining such protective order or other remedy. If, in the absence of such protective order or other remedy, the Receiving Party is nonetheless required by law to disclose the existence of or terms of this Agreement or other Confidential Information of the Disclosing Party, the Receiving Party may disclose such Confidential Information without liability hereunder; provided that the Receiving Party shall furnish only such portion of the Confidential Information that is legally required to be disclosed and only to the extent required by law.

5.4 Term of Confidentiality. The obligations of this Article 5 shall continue for a period of […***…] following the expiration or termination of this Agreement.

ARTICLE 6: TERM AND TERMINATION

6.1 Term of Agreement.

6.1.1 Where at least one Commercial Option is exercised, this Agreement, unless sooner terminated as provided in this Agreement, expires upon the expiration of the royalty obligations with respect to all Licensed Products for all Licensed Indications under all licenses granted under all exercised Commercial Options, as described in Section 3.4.2. Upon expiration of this Agreement pursuant to this Section 6.1.1 (but not expiration pursuant to Section 6.1.2 or any early termination), Licensee’s license to Licensed Know-How under Section 2.1.4 (to the extent it became effective) will become non-exclusive, perpetual, irrevocable, royalty-free with respect to the Licensed Know-How owned by Licensor and will continue with respect to all other Licensed Know-How for so long as Licensor’s rights continue under the Existing Licenses (subject to Licensee paying any ongoing amounts due under the Existing Licenses and

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complying with any applicable ongoing obligations under the Existing Licenses); but, for the avoidance of doubt, such license will remain limited to the applicable Licensed Indication in the Field under each such license and subject to the Retained Rights (and, if applicable, the Excluded Rights).

6.1.2 Where none of the Commercial Options is exercised in accordance with Section 2.1, this Agreement, unless sooner terminated as provided in this Agreement, expires on the expiration of the Election Term. Upon such expiration, Licensee shall have no further rights under any Commercial Option.

6.2 Licensee’s Right to Terminate. Licensee may, upon […***…]’ prior written notice to Licensor, terminate this Agreement for any reason. In exercising such termination right, Licensee may terminate this Agreement in its entirety or, if desired, Licensee may specify in the written notice that this Agreement is terminating only with respect to one or more of the Licensed Indications within the Field.

6.3 Termination for Breach.

6.3.1 Licensor may terminate this Agreement, if Licensee is late in paying to Licensor royalties, fees, or any other monies due under this Agreement, and Licensee does not pay Licensor in full within […***…] upon written demand from Licensor, which termination shall be effective immediately upon the expiration of such […***…] cure period.

6.3.2 Either Party may terminate this Agreement, if the other Party materially breaches this Agreement and does not cure such material breach within […***…] after written notice of the breach, which termination shall be effective immediately upon the expiration of such […***…] cure period; provided that, if termination is by Licensor as a result of Licensee’s materially breaching Article 4, and if such breach only relates to one Licensed Indication within the Field, but not all, then Licensor’s termination right shall only be with respect to such Licensed Indication with respect to which the breach related and not the remaining Licensed Indications; provided further that, if termination is by Licensor as a result of Licensee materially breaching Section 3.7.1, such cure period will be […***…] (in place of […***…]).

6.3.3 Notwithstanding the foregoing, if Licensee disputes in good faith that a payment is due or that such material breach exists, and gives Licensor written notice of such dispute within […***…], in the case of payment, or […***…], in the case of a material breach, following Licensee’s receipt of Licensor’s notice of default, then, Licensor may not terminate this Agreement until the dispute is resolved in accordance with Section 10.6 (and a payment is found to be due or a breach found to have occurred); provided that Licensor will be entitled to terminate this Agreement at the end of the original […***…] or […***…] cure period, as applicable, without waiting for resolution of the dispute in accordance with Section 10.6, if the breach by Licensee of this Agreement would cause Licensor to be in breach of the GSK Agreement or the Penn Agreement.

6.4 Termination for Insolvency.

6.4.1 Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if Licensee or any of its Controlling Affiliates experiences any Trigger Event.

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“Controlling Affiliate” means an Affiliate that directly or indirectly controls Licensee within the meaning of Section 1.1.

6.4.2 Licensee shall include in each sublicense agreement entered into with a Sublicensee a right of Licensee to terminate such sublicense agreement if such Sublicensee experiences any Trigger Event; and Licensee shall terminate the sublicense agreement, effective immediately upon written notice to the Sublicensee, if the Sublicensee experiences any Trigger Event. In addition, if the Sublicensee’s experiencing of a Trigger Event gives Licensor’s licensor a right of termination under the Penn Agreement and such licensor threatens to terminate the Penn Agreement, then, upon receipt of notice to such effect, Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if the Sublicensee experiences any Trigger Event.

6.4.3 For purposes of this Section 6.4, “Trigger Event” means any of the following: (a) if Licensee, any Controlling Affiliate, or any Sublicensee, as applicable, (i) becomes insolvent, becomes bankrupt, or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver, or trustee for it or its property and, if appointed without its consent, is not discharged within […***…], (v) makes an assignment for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment, or release of debtors and, if contested by it, not dismissed or stayed within […***…]; (b) the institution or commencement by Licensee, any Controlling Affiliate, or any Sublicensee, as applicable, of any proceeding under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment, or release of debtors; (c) the entering of any order for relief relating to any of the proceedings described in Section 6.4.3(a) or (b) above; (d) the calling by Licensee, any Controlling Affiliate, or any Sublicensee, as applicable, of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (e) the act or failure to act by Licensee, any Controlling Affiliate, or any Sublicensee, as applicable, indicating its consent to, approval of, or acquiescence in any of the proceedings described in Section 6.4.3(b) through (d) above.

6.5 Patent Challenge.

6.5.1 Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, upon the commencement by Licensee or any of its Affiliates of a Patent Challenge.

6.5.2 Licensee shall include in each sublicense agreement entered into with a Sublicensee a right of Licensee to terminate such sublicense agreement if such Sublicensee commences a Patent Challenge; and Licensee shall terminate the sublicense agreement, effective immediately upon written notice to the Sublicensee, if the Sublicensee commences a Patent Challenge. In addition, if the Sublicensee’s commencement of a Patent Challenge gives Licensor’s licensor a right of termination under the Penn Agreement and such licensor threatens to terminate the Penn Agreement, then, upon receipt of notice to such effect, Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if the Sublicensee commences a Patent Challenge.

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6.5.3 For purposes of this Section 6.5, “Patent Challenge” means any action against Licensor or the Trustees of the University of Pennsylvania or SmithKline Beecham Corporation (or their successors under the Existing Licenses), including an action for declaratory judgment, to declare or render invalid or unenforceable the Licensed Patents, or any claim thereof.

6.6 Effects of Termination. The effect of termination by Licensee pursuant to Section 6.2, by either Party, as applicable, under Section 6.3, or by Licensor pursuant to Section 6.4 or 6.5 shall be as follows:

6.6.1 The Commercial Options and licenses granted by Licensor hereunder shall terminate, and Licensee, its Affiliates, and (unless the sublicense agreement is assigned pursuant to Section 6.6.2) all Sublicensees shall cease to make, have made, use, import, sell, and offer for sale all Licensed Products and shall cease to otherwise practice the Licensed Technology; provided that Licensee, its Affiliates, and Sublicensees shall have the right to continue to sell their existing inventories of Licensed Products for a period not to exceed […***…] after the effective date of such termination;

6.6.2 If a Commercial Option has been exercised with respect to a Licensed Indication, Licensee shall assign to Licensor, and Licensor shall accept, any or all sublicenses with respect to such Licensed Indication granted to Third Parties to the extent of the rights licensed to Licensee hereunder and sublicensed to the Sublicensee; provided that (i) prior to such assignment, Licensee shall advise Licensor whether such Sublicensee is then in full compliance with all terms and conditions of its sublicense and continues to perform thereunder, and, if such Sublicensee is not in full compliance or is not continuing to perform, Licensor may elect not to have such sublicense assigned, and Licensor will not be required to accept such sublicense; and (ii) following such assignment, Licensor shall not be liable to such Sublicensee with respect to any obligations of Licensee to the Sublicensee that are not consistent with, or not required by, Licensor’s obligations to Licensee under this Agreement; and all sublicenses not assigned to Licensor shall terminate;

6.6.3 If termination is by Licensee pursuant to Section 6.2, or by Licensor pursuant to Section 6.3, 6.4, or 6.5:

(a)                     Licensee shall grant, and hereby grants (effective only upon any such termination of this Agreement), to Licensor a non-exclusive, perpetual, irrevocable, worldwide, […***…], transferable, sublicensable license under any patentable modifications or improvements (and any intellectual property rights with respect thereto) developed by Licensee, any Affiliates, or any Sublicensees during the term of this Agreement, to any vector that is the subject of a claim within any of the Licensed Patents, for use by Licensor for the research, development, and commercialization of products in any therapeutic indication; provided that, if this Agreement is terminated only with respect to a specific Licensed Indication, the foregoing license granted to Licensor will not apply to products for use in any Licensed Indication for which, and for so long as, the license granted under Section 2.1.4 continues or any indication for which, and for so long as, a license has

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been granted (and continues to be in effect) under the 2013 License Agreement;

(b)                     Licensee shall grant, and hereby grants (effective only upon any such termination of this Agreement), to Licensor an exclusive (even as to Licensee), worldwide, […***…], transferable, perpetual license, with the right to grant sublicenses, under the Licensee Technology to make, have made, use, import, sell, and offer for sale Licensed Products, solely in the Field (or, if this Agreement is terminated only with respect to a specific Licensed Indication, such Licensed Indication in the Field). For this purpose, the “Licensee Technology” means Licensee’s patents, Know-How, and other intellectual property that are improvements or modifications to or that are based on or derived in whole or in part from or that otherwise relate to any Licensed Technology to the extent such patents, Know-How, or other intellectual property pertains to (i) a recombinant adeno-associated virus vector or (ii) any expression construct provided by Licensor to Licensee as part of the Licensed Technology. To effectuate such license, upon any such termination of this Agreement, Licensee will promptly disclose to Licensor all Licensee Technology not already known to Licensor with respect to the Field or, if applicable, the Licensed Indication; and

(c)                      Licensee will transfer to Licensor ownership of any regulatory approvals then in Licensee’s, its Affiliate’s, or any Sublicensee’s (to the extent the sublicense is not assigned pursuant to Section 6.6.2) name related to Licensed Products containing any expression construct provided by Licensor to Licensee as part of the Licensed Technology and notify the appropriate regulatory authorities and take any other action reasonably necessary to effect such transfer of ownership. If ownership of any such regulatory approval cannot be transferred to Licensor in any country, Licensee hereby grants (effective only upon any such termination of this Agreement) to Licensor a permanent, exclusive (even as to Licensee), and irrevocable right of access and reference to such regulatory approvals for Licensed Products containing any expression construct provided by Licensor to Licensee as part of the Licensed Technology in such country in the Field.

6.6.4[…***…];

6.6.5 Licensee shall pay all monies then-owed to Licensor under this Agreement; and

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6.6.6 Each Receiving Party shall, at the other Party’s request, return all Confidential Information of the Disclosing Party. Notwithstanding the foregoing, one copy may be kept by either Party for a record of that Party’s obligations.

If termination is only with respect to a particular Licensed Indication for which Licensee exercised its Commercial Option, but not all Licensed Indications, then the provisions of this Section 6.6 shall only apply with respect to the terminated Licensed Indication(s), and this Agreement shall continue with respect to the non-terminated Licensed Indication(s).

6.7 Effects of Expiration Pursuant to Section 6.1.2. In the event of expiration pursuant to Section 6.1.2, each Receiving Party shall, at the other Party’s request, return all Confidential Information of the Disclosing Party. Notwithstanding the foregoing, one copy may be kept by either Party for a record of that Party’s obligations.

6.8 Survival. Licensee’s obligation to pay all monies due and owed to Licensor under this Agreement which have matured as of the effective date of termination or expiration shall survive the termination or expiration of this Agreement. In addition, the provisions of Section 2.2 (Retained Rights), 2.3 (Government Rights), 2.5 (Licensee’s Improvements), 3.6 (if this Agreement expires and there are any continuing obligations under the Existing Licenses applicable to Licensee’s continuing activities following expiration), Article 3 (Consideration) (with respect to any final reports or to the extent any amounts are due but unpaid), Section 3.7 (Reports and Records), Section 3.9 (Taxes and Withholding), Article 5 (Confidentiality), Article 6 (Term and Termination) except for Section 6.5, Section 8.3 (Disclaimer of Warranties, Damages), Section 8.4 (Indemnification), Section 8.5 (Insurance), Article 9 (Use of Name), and Article 10 (Additional Provisions) shall survive such termination or expiration of this Agreement in accordance with their respective terms.

ARTICLE 7: PATENT MAINTENANCE; PATENT INFRINGEMENT

7.1 Prosecution of Licensed Patents. As between Licensor and Licensee, the Parties agree as follows:

7.1.1 Licensor shall have the sole right, but not the obligation, to Prosecute patent applications and issued patents within Licensed Patents, in Licensor’s sole discretion and at its own expense. Subject to Section 7.1.3, following the first Grant Date under this Agreement, Licensor shall provide Licensee with a reasonable opportunity to review and provide comments in connection with the Prosecution of the Licensed Patents; and Licensor shall keep Licensee reasonably informed as to all material developments with respect to such Licensed Patents and shall supply to Licensee copies of material communications received and filed in connection with the Prosecution of such Licensed Patents.

7.1.2 Nothing in this Agreement obligates Licensor to continue to Prosecute any patent applications or issued patents, and Licensee acknowledges that Licensor shall have no obligation to undertake any inter-party proceedings, such as oppositions or interferences, or to undertake any re-examination or re-issue proceedings, in either case, with respect to the Licensed Patents.

7.1.3 Licensee acknowledges that the Trustees of the University of Pennsylvania controls Prosecution of the Licensed Patents, with Licensor having certain rights to review.

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Licensee acknowledges and agrees that (a) the rights and obligations under this Section 7.1 are subject to the rights of Licensor’s licensors under the Existing Licenses, and (b) Licensor’s obligations under this Agreement only apply to the extent of Licensor’s rights with respect to participation in Prosecuting the Licensed Patents under the Existing Licenses.

7.2 Infringement Actions Against Third Parties.

7.2.1 Licensee is responsible for notifying Licensor promptly of any infringement of Licensed Patents (other than Retained Rights or, if applicable, Excluded Rights) that may come to Licensee’s attention. Licensee and Licensor shall consult one another in a timely manner concerning any appropriate response to the infringement.

7.2.2 As between Licensor and Licensee, […***…] shall have the first right, but not the obligation, to prosecute any such infringement […***…]. In any action to enforce any of the Licensed Patents, […***…], at the request and expense of […***…], shall cooperate to the fullest extent reasonably possible, including in the event that, if […***…] is unable to initiate or prosecute such action solely in its own name, […***…] shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute, maintain, and settle such action.

7.2.3 Following the first Grant Date under this Agreement, if […***…] elects not to pursue any infringement of a Licensed Patent, then, to the extent that a Licensed Product is covered by any such Licensed Patent and such Licensed Patent is being infringed by another product […***…] (such infringement, the “[…***…] Infringement”), […***…] shall have the second right, but not the obligation, to prosecute such […***…] Infringement with respect to such other product […***…], at […***…] own expense. In any such action to enforce any of the Licensed Patents, […***…], at the request and expense of […***…], shall cooperate to the fullest extent reasonably possible, including in the event that, if […***…] is unable to initiate or prosecute such action solely in its own name, […***…] shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action. In prosecuting any such […***…] Infringement, […***…] (a) shall not take any actions that would be detrimental to the Licensed Patents and […***…] rights with respect thereto […***…] […***…] and (b) shall not settle any such Competitive Infringement without the prior consent of Licensor.

7.2.4 Any recovery of damages by Licensor for any infringement prior to any Grant Date shall be […***…]. After the first Grant Date under this Agreement, (a) any recovery of damages by […***…] for any infringement other than a […***…] Infringement shall be […***…]; and (b) any recovery of damages by the Party undertaking enforcement or defense of a suit for […***…] Infringement shall be applied, as between Licensor and Licensee but subject to the obligations to Licensor’s licensors under the Existing Licenses, first to reimburse each such Party for costs and expenses (including reasonable attorneys’ fees and costs) incurred by such Party in connection with such suit, and the balance remaining, if any, from any such recovery shall be […***…].

7.2.5 Licensee acknowledges and agrees that (a) the rights and obligations under this Section 7.2 are subject to the rights of Licensor’s licensors under the Existing Licenses

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(including any consent or approval rights or rights to control or participate in any enforcement actions); and (b) Licensor’s obligations under this Agreement only apply to the extent that Licensor has any rights with respect to enforcing the Licensed Patents under the Existing Licenses. Furthermore, Licensee acknowledges the following:

7.2.5.1 All monies recovered upon the final judgment or settlement of any action with respect to […***…] Infringement will also need to be allocated to Licensor’s licensors under the Existing Licenses (a) to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of such licensors, (b) to take into account the royalties payable to such licensors; and (c) to take into account the relative extent of such licensors’ financial participation in such action, if applicable.

7.2.5.2 Licensor’s licensors under the Existing Licenses retain the continuing right to intervene at their own expense and join Licensor or Licensee in any claim or suit for infringement of the Licensed Patents.

7.2.5.3 In any infringement of the Licensed Patents prosecuted by Licensors’ licensors under the Existing Licenses, all financial recoveries will be […***…].

7.2.5.4 In any infringement of the Licensed Patents prosecuted by Licensor’s licensors under the Existing Licenses, […***…] agrees, at the request and expense of such licensors, to cooperate to the fullest extent reasonably possible, to the same extent as though […***…] were prosecuting such suit (as provided in this Section 7.2, including Section 7.2.2).

7.2.5.5 The written consent of […***…] under the […***…] will be required (a) for any decision that would have a materially adverse effect on the validity, scope of patent claims, or enforceability of the Licensed Patents and (b) for any settlement or compromise of any infringement suit that would impose any obligations or restrictions on any of […***…], or grants any rights to the Licensed Patents other than rights that […***…].

7.3 Defense of Infringement Claims.

7.3.1 In the event Licensee or Licensor becomes aware that Licensee’s or any of its Affiliates’ or any Sublicensees’ practice of the Licensed Patents is the subject of a claim for patent infringement by a Third Party, that Party shall promptly notify the other, and the Parties shall consider the claim and the most appropriate action to take. Licensee shall cause each of its Affiliates and each Sublicensee to notify Licensee promptly in the event such entity becomes aware that its practice of the Licensed Patents is the subject of a claim of patent infringement by another.

7.3.2 To the extent Licensor takes any action, Licensor (or its licensors under the Existing Licenses) shall have the right to require Licensee’s reasonable cooperation in any such suit, upon written notice to Licensee; and Licensee shall have the obligation to participate upon Licensor’s request, in which event, […***…]. Without Licensor’s prior written permission, Licensee must not settle or compromise any such

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suit in a manner that imposes any material obligations or restrictions on Licensor or any of its licensors under the Existing Licenses or grants any rights to the Licensed Patents other than rights that Licensee has the right to grant under this Agreement.

ARTICLE 8: WARRANTIES; INDEMNIFICATION

8.1 Warranty by Licensor. Licensor represents and warrants to Licensee as of the Execution Date:

8.1.1 Licensor has the right, power, and authority to enter into this Agreement and to grant to Licensee the rights specified in this Agreement;

8.1.2 This Agreement when executed shall become the legal, valid, and binding obligation of it, enforceable against it, in accordance with its terms;

8.1.3 There are no actions, suits, proceedings, or arbitrations pending or, to Licensor’s knowledge, threatened against Licensor relating to the Licensed Technology that would impact activities under this Agreement;

8.1.4 Licensor has provided to Licensee true, correct, and complete copies of the Existing Licenses;

8.1.5 To Licensor’s knowledge, the Licensed Patents are solely owned by the Trustees of the University of Pennsylvania;

8.1.6 Licensor has not received any written notice from any of its licensors under the Existing Licenses informing Licensor that there are any actions, suits, proceedings, or arbitrations pending against such licensors relating to the Licensed Patents that would impact activities under this Agreement; and

8.1.7 To Licensor’s knowledge, the Existing Licenses are in full force and effect and Licensor is not in breach of any provisions thereof.

8.2 Warranty by Licensee. Licensee represents and warrants to Licensor as of the Execution Date that:

8.2.1 Licensee has the right, power, and authority to enter into this Agreement and to grant the rights granted by it hereunder;

8.2.2 This Agreement when executed shall become the legal, valid, and binding obligation of it, enforceable against it, in accordance with its terms;

8.2.3 Licensee has the ability and the resources, including financial resources, necessary to carry out its obligations under this Agreement; and

8.2.4 There are no actions, suits, proceedings, or arbitrations pending or, to Licensee’s knowledge, threatened against Licensee that would impact activities under this Agreement.

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8.3 Disclaimer of Warranties, Damages. EXCEPT AS SET FORTH IN SECTIONS 8.1 AND 8.2, THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND ALL RIGHTS LICENSED BY EITHER PARTY TO THE OTHER UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, EXCEPT AS SET FORTH IN SECTIONS 8.1 AND 8.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES, (i) OF COMMERCIAL UTILITY, ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF ANY RIGHTS LICENSED BY EITHER PARTY TO THE OTHER, AND PROFITABILITY; OR (ii) THAT THE USE OF ANY RIGHTS GRANTED BY EITHER PARTY TO THE OTHER, INCLUDING ANY PRODUCTS RESULTING THEREFROM, WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY OR ANY OF SUCH PARTY’S DIRECT OR INDIRECT LICENSORS SHALL BE LIABLE TO THE OTHER PARTY, ITS SUCCESSORS OR ASSIGNS, OR ANY SUBLICENSEES OF EITHER PARTY, OR ANY THIRD PARTY WITH RESPECT TO: (a) ANY CLAIM ARISING FROM USE OF ANY OR ALL RIGHTS LICENSED UNDER THIS AGREEMENT OR FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE, OR SALE OF PRODUCTS ARISING THEREFROM; OR (b) ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 8.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8.4 OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 5.

8.4 Indemnification.

8.4.1 By Licensee. Licensee shall defend, indemnify, and hold harmless Licensor, its Affiliates, sublicensees, the licensors under the Existing Licenses, and their respective shareholders, members, partners, officers, trustees, faculty, students, contractors, agents, and employees (individually, a “Licensor Indemnified Party” and, collectively, the “Licensor Indemnified Parties”) from and against any and all Third Party liability, loss, damage, action, claim, fee, cost, or expense (including attorneys’ fees) (individually, a “Third Party Liability” and, collectively, the “Third Party Liabilities”) suffered or incurred by the Licensor Indemnified Parties from claims of such Third Parties that result from or arise out of: […***…]; provided, however, that Licensee shall not be liable for claims based

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on any breach by Licensor of the representations, warranties, or obligations of this Agreement or the gross negligence or intentional misconduct of any of the Licensor Indemnified Parties. Without limiting the foregoing, Licensee must defend, indemnify, and hold harmless the Licensor Indemnified Parties from and against any Third Party Liabilities resulting from:

(a)                       any […***…] or other claim of any kind related to the […***…] by a Third Party of a […***…] by Licensee, its Affiliates, any Sublicensees, their respective assignees, or vendors;

(b)                     any claim by a Third Party that the […***…]; and

(c)                      […***…] conducted by or on behalf of Licensee, its Affiliates, any Sublicensees, their respective assignees, or vendors relating to the Licensed Technology or Licensed Products, including any claim by or on behalf of a […***…].

8.4.2 By Licensor. Licensor shall defend, indemnify, and hold harmless Licensee, its Affiliates and Sublicensees and their respective shareholders, members, partners, officers, trustees, contractors, agents, and employees (individually, a “Licensee Indemnified Party” and, collectively, the “Licensee Indemnified Parties”) from and against any and all Third Party Liabilities suffered or incurred by the Licensee Indemnified Parties from claims of such Third Parties that result from or arise out of: […***…]; provided, however, that Licensor shall not be liable for claims based on any breach by Licensee of the representations, warranties, or obligations of this Agreement or the gross negligence or intentional misconduct of any of the Licensor Indemnified Parties.

8.4.3 Indemnification Procedure. Each Party, as an indemnifying party (an “Indemnifying Party”), shall not be permitted to settle or compromise any claim or action giving rise to Third Party Liabilities in a manner (i) that imposes any restrictions or obligations on the indemnified party (an “Indemnified Party”) or, if Licensee is the Indemnifying Party, on Licensor’s licensors under the Existing Licenses, without the other Party’s prior written consent, (ii) if Licensee is the Indemnifying Party, that grants any rights to the Licensed Technology or Licensed Products other than those Licensee has the right to grant under this Agreement without Licensor’s prior written consent, or (iii) if Licensor is the Indemnifying Party, that grants any rights that are inconsistent with those granted to Licensee under this Agreement without Licensee’s prior written consent. The Indemnifying Party shall be permitted to control any

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litigation or potential litigation involving the defense of any claim subject to indemnification pursuant to this Section 8.4, including the selection of counsel, with the reasonable approval of the Indemnified Party. If an Indemnifying Party fails or declines to assume the defense of any such claim or action within […***…] after notice thereof, the Indemnified Party may assume the defense of such claim or action at the cost and risk of the Indemnifying Party, and any Third Party Liabilities related thereto shall be conclusively deemed a Third Party Liability of the Indemnifying Party. The indemnification rights of a Indemnified Party contained in this Agreement are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise. The Indemnifying Party will pay directly all Third Party Liabilities incurred for defense or negotiation of any claim hereunder or will reimburse the Indemnified Party for all documented Third Party Liabilities incident to the defense or negotiation of any such claim within […***…] after the Indemnifying Party’s receipt of invoices for such fees, expenses, and charges.

8.5 Insurance. Within […***…] of the Execution Date, Licensee will procure and maintain insurance policies for the following coverages with respect to product liability, personal injury, bodily injury, and property damage arising out of Licensee’s (and its Affiliates’ and any Sublicensees’) performance under this Agreement: (a) during the term of this Agreement, comprehensive general liability, including broad form and contractual liability, in a minimum amount of […***…] combined single limit per occurrence (or claim) and in the aggregate annually; (b) prior to the commencement of clinical trials involving Licensed Products and thereafter for a period of not less than […***…] (or such longer period as Licensee is required by applicable law to continue to monitor the participants in the clinical trial), clinical trials coverage in amounts that are reasonable and customary in the U.S. pharmaceutical industry, subject always to a minimum limit of […***…] combined single limit per occurrence (or claim) and in the aggregate annually; and (c) from […***…] of a Licensed Product until […***…] after the last sale of a Licensed Product, product liability coverage, in amounts that are reasonable and customary in the U.S. pharmaceutical industry, subject always to a minimum limit of […***…] combined single limit per occurrence (or claim) and in the aggregate annually. Licensee acknowledges that Licensor’s licensors under the Existing Licenses may review periodically the adequacy of the minimum amounts of insurance for each coverage required by the Existing Licenses, and Licensor reserves the right to require Licensee to adjust the limits set forth in this Section 8.5 to conform to any adjustments made by Licensor’s licensors under the Existing Licenses. The required minimum amounts of insurance do not constitute a limitation on Licensee’s liability or indemnification obligations to the Licensor Indemnified Parties under this Agreement. The policies of insurance required by this Section 8.5 will be issued by an insurance carrier with an A.M. best rating of […***…] or better and will name Licensor as an additional insured with respect to Licensee’s performance (and its Affiliates’ and any Sublicensees’) under this Agreement. Licensee will provide Licensor with insurance certificates evidencing the required coverage within […***…] after the Execution Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify Licensor in writing at least […***…] prior to the cancellation or material change in coverage. Licensee will cause all Sublicensees to comply with the terms of this Section 8.5 to the same extent as Licensee; provided that, with Licensor’s prior written consent, a Sublicensee may self-insure all or parts of the limits described above.

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ARTICLE 9: USE OF NAME

Licensee, its Affiliates, any Sublicensees, and all of its and their employees and agents must not use Licensor’s, the Trustees of the University of Pennsylvania’s, or SmithKline Beecham Corporation’s name, seal, logo, trademark, or service mark (or any adaptation thereof) or the name, seal, logo, trademark, or service mark (or any adaptation thereof) of any of such entities’ representative, school, organization, employee, or student in any way without the prior written consent of Licensor or such entity, as applicable; provided, however that Licensee may acknowledge the existence and general nature of this Agreement.

ARTICLE 10: ADDITIONAL PROVISIONS

10.1 Relationship. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Licensee and Licensor, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

10.2 Assignment. The rights and obligations of Licensee and Licensor hereunder shall inure to the benefit of, and shall be binding upon, their respective permitted successors and assigns. Licensee may not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor; provided, however, that Licensee may assign this Agreement, without Licensor’s prior written consent, pursuant to a merger or sale of all or substantially all of the assets to which this Agreement relates; provided that, as part of any permitted assignment, (a) Licensee provides Licensor with notice of such assignment at least five business days prior to the effectiveness of such assignment, and (b) Licensee requires any such assignee to agree in writing to be legally bound by this Agreement to the same extent as Licensee and provides Licensor with a copy of such assignee undertaking. In addition, Licensee will provide Licensor with notice of any change of control (i.e., the acquisition by a person or group of “control” of Licensee, as defined in Section 1.1) of Licensee at least five business days prior to the effectiveness of such change of control. Licensor may assign this Agreement and its rights and obligations without the consent of Licensee. No assignment shall relieve the assigning Party of responsibility for the performance of any accrued obligations which it has prior to such assignment. Any attempted assignment by Licensee in violation of this Section 10.2 shall be null and void and of no legal effect.

10.3 Waiver. A waiver by either Party of a breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this Agreement.

10.4 Notices. Notices, payments, statements, reports, and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date received if sent by public courier (e.g., Federal Express), by Express Mail, receipt requested, or by facsimile (with a copy of such facsimile also sent by one of the other methods of delivery) and addressed as follows:

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If for Licensor:	with a copy to:

REGENXBIO Inc.	REGENXBIO Inc.
1701 Pennsylvania Avenue, NW Suite 900	1701 Pennsylvania Avenue, NW Suite 900
Washington, DC 20006	Washington, DC 20006
USA	USA
Attn: Chief Executive Officer	Attn: General Counsel
Telephone: 202-785-7438	Telephone: 202-785-7438
Facsimile: 202-785-7439	Facsimile: 202-785-7439

If for Licensee:

Dimension Therapeutics, Inc.
840 Memorial Drive, 4th Floor
Cambridge, MA 02139
USA
Attn: President and CEO
Telephone: 617-231-2403
Facsimile: 617-231-2425

Either Party may change its official address upon written notice to the other Party.

General communications required under this Agreement (including notices under Sections 2.1, 2.4.2, 2.5.3, 2.6, 2.7.1, 3.6.2, 3.7, 4.2, 4.3, 4.4, 4.6, 7.1, 7.2, 7.3, 8.5, and 10.2 and notices of changes of address under this Section 10.4) may be sent by any of the means outlined in the first sentence of this Section 10.4 or a copy of the notice letter may be sent by electronic mail (without the requirement of a copy being sent by another means; provided that the receiving Party has confirmed receipt of such electronic mail); however, communications related to termination of the Penn Agreement, requests for disclosures of Confidential Information, breaches or termination of this Agreement, indemnification, and dispute resolution (including notices under Sections 2.8, 5.3, 6.2, 6.3, 6.4, 6.5, 8.4, and 10.6) must be sent by one of the means outlined in the first sentence of this Section 10.4.

10.5 Applicable Law. This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction. Subject to Section 10.6, the Parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of New York with respect to any and all disputes concerning the subject of this Agreement.

10.6 Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations between senior executives of each Party with authority to resolve the dispute for a period of not less than […***…] following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by binding arbitration administered by the

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American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA in effect on the date of commencement of the arbitration, subject to the provisions of this Section 10.6. The arbitration shall be conducted as follows:

10.6.1 The arbitration shall be conducted by three arbitrators, each of whom by training, education, or experience has knowledge of the research, development, and commercialization of biological therapeutic products in the United States. The arbitration shall be conducted in English and held in New York, New York.

10.6.2 In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved, and appointing one neutral arbitrator. In an answering statement to be filed by the responding Party within […***…] after confirmation of the notice of filing of the demand is sent by the AAA, the responding Party shall appoint one neutral arbitrator. Within […***…] from the date on which the responding Party appoints its neutral arbitrator, the first two arbitrators shall appoint a chairperson.

10.6.3 If a Party fails to make the appointment of an arbitrator as provided in Section 10.6.2, the AAA shall make the appointment. If the appointed arbitrators fail to appoint a chairperson within the time specified in Section 10.6.2 and there is no agreed extension of time, the AAA shall appoint the chairperson.

10.6.4 The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, including in the courts described in Section 10.5. The arbitrators will have the authority to grant injunctive relief and other specific performance; provided that the arbitrators will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement. The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction. The decision and award rendered by the arbitrators will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

10.6.5 The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently, and cost-effectively as possible.

10.6.6 All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties. Each of the Parties will bear its own counsel fees and the expenses of its witnesses except to the extent otherwise provided in this Agreement or by applicable law.

10.6.7 Compliance with this Section 10.6 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Section 10.6 will prevent a Party

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from seeking equitable or other interlocutory relief in the courts of appropriate jurisdiction, pending the arbitrators’ determination of the merits of the controversy, if applicable to protect the confidential information, property, or other rights of that Party or to otherwise prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

10.7 No Discrimination. Licensee, its Affiliates, and any Sublicensees, in their respective activities under this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual, or affectional preference, age, religion, national, or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran (including a veteran of the Vietnam Era).

10.8 Compliance with Law. Licensee (and its Affiliates’ and any Sublicensees’) must comply with all prevailing laws, rules, and regulations that apply to its activities or obligations under this Agreement. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, articles, and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979 and that Licensee’s obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represents that a license is not required nor that, if required, it will issue.

10.9 Entire Agreement. This Agreement embodies the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, including the provisions of Section 6.16 and Exhibit B of the Series A SPA; provided that this Agreement does not supersede any other confidentiality agreements or obligations between the Parties, and, for the avoidance of doubt, this Agreement does not supersede the 2013 License Agreement. For clarity, the rights and obligations of the Parties under this Agreement are separate from and in addition to those under the 2013 License Agreement, and nothing in this Agreement shall be construed as modifying or restricting the rights of either Party under the 2013 License Agreement. This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties.

10.10 Marking. Licensee, its Affiliates, and any Sublicensees shall mark any Licensed Product (or their containers or labels) made, sold, or otherwise distributed by it or them with any notice of patent rights necessary or desirable under applicable law to enable the Licensed Patents to be enforced to their full extent in any country where Licensed Products are made, used, sold, offered for sale, or imported.

10.11 Severability and Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the Parties’ original intent; provided that, if the Parties cannot agree upon such valid or enforceable provision, the remaining provisions of this Agreement will remain in full

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force and effect, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provisions.

10.12 Further Assurances. Each Party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.13 Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) “or” is disjunctive but not necessarily exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; (h) unless otherwise provided, all reference to Sections and exhibits in this Agreement are to Sections and exhibits of and in this Agreement; and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Business days shall mean a day on which banking institutions in Washington, D.C. are open for business. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

10.14 Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Option and License Agreement to be executed by their duly authorized representatives.

REGENXBIO INC.		DIMENSION THERAPEUTICS, INC.

By:	/s/ Kenneth Mills	By:	/s/ Annalisa Jenkins
Name:	Kenneth Mills	Name:	Annalisa Jenkins
Title:	President & CEO	Title:	CEO Dimension

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Exhibit A

Licensed Patents

App #	Title	Inventors	Nos.	Penn Docket #
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

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Exhibit B

Licensed Know-How

[To be completed pursuant to Section 2.1.3.4]

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Exhibit C

Muscular Dystrophies

[…***…]

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Exhibit D

Licensed Indications

Licensed Indication	Grant Date	Excluded Rights

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Exhibit E

Press Release

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Exhibit F

Additional Licensor Representation and Warranty

Except as provided in the Availability Notice, Licensor represents and warrants as of the Grant Date for the applicable Licensed Indication that: to Licensor’s knowledge, with respect to the license granted under Section 2.1.4 for such Licensed Indication, Licensor does not Control (through ownership or Control pursuant to the Existing Licenses) any patent or patent application (other than the Licensed Patents set forth on Exhibit A) as of the Effective Date that would necessarily be infringed by Licensee’s practice of the Licensed Patents set forth on Exhibit A in connection with using, importing selling, and offering for sale of adeno-associated virus vectors claimed in such Licensed Patents for such Licensed Indication. If it is determined, in accordance with the procedure of this Exhibit F, that Licensor Controls (through ownership or Control pursuant to the Existing Licenses) a patent or patent application (other than the Licensed Patents) as of the Effective Date that would necessarily be infringed by Licensee’s practice of the Licensed Patents set forth on Exhibit A in connection with using, importing selling, and offering for sale of adeno-associated virus vectors claimed in such Licensed Patents for such Licensed Indication, then Licensor shall include the applicable patent or patent application as a “Licensed Patent” hereunder with respect to such Licensed Indication but solely to the extent of the claim(s) that would necessarily be infringed by such practice of such Licensed Patents by Licensee, which inclusion shall be Licensee’s sole remedy.

At any time after the Grant Date for such Licensed Indication and during the term of this Agreement for such Licensed Indication, Licensee may notify Licensor in writing of any such patent or patent application that Licensee believes should be included as a “Licensed Patent” pursuant to this Exhibit F. Such written notice shall identify the relevant patent or patent application and relevant claim(s) and shall explain briefly why Licensee, in good faith, believes it should be included as a “Licensed Patent.” If Licensor does not agree with Licensee, Licensor shall have […***…] following Licensor’s receipt of Licensee’s written notice to notify Licensee that Licensor disputes the inclusion of such patent or patent application or the scope of the remedy; in which event, such dispute will be resolved in accordance with Section 10.6 of the Agreement. Upon the Parties’ agreement (or a resolution, in favor of Licensee, of the dispute pursuant to Section 10.6), the applicable claim(s) of the applicable patent or patent application will be deemed a “Licensed Patent” hereunder with respect to the applicable Licensed Indication. For the avoidance of doubt, Licensor makes no representation or warranty under this Exhibit F as to any claim of (a) a patent or patent application covering Manufacturing Technology or (b) a patent or patent application that is not Controlled by Licensor pursuant to the Existing Licenses or pursuant to Licensor’s ownership thereof, and Licensee acknowledges that (i) Manufacturing Technology claims of any patents or patent applications or (ii) claims of any patents or patent applications not Controlled by Licensor pursuant to the Existing Licenses or pursuant to Licensor’s ownership thereof will not be added as “Licensed Patents” pursuant to the procedure set forth in this Exhibit F.

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